Exhibit 16.1

September 24, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Veea Inc. (f/k/a Plum Acquisition Corp. I) under Item 4.01 of its Form 8-K dated September 19, 2024. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Veea Inc. (f/k/a Plum Acquisition Corp. I) contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp